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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [X] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            FIRST HEALTH GROUP CORP.
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                (Name of Registrant as Specified in Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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April 24, 1998

Dear______________________:

Since your organization is a substantial investor in the Common Stock of First Health Group Corp. I am enclosing with this letter a copy of the proxy statement and Annual Report for the upcoming Annual Meeting of Stockholders, to be held on Tuesday, May 19, 1998. Knowing that your shares are held through a custodian bank and that the normal path of distribution of these items could result in some delay, I thought you would appreciate receiving your personal copy of the materials at the same time they are being sent to holders of record.

In addition to electing directors, stockholders are being asked to consider a proposal to approve the Company's 1998 Directors' Stock Option Plan and the 1998 Stock Option Plan. Historically, the Company's stock option plans have been a key factor in the Company's ability to hire, retain and motivate its employees and to attract and retain highly-qualified directors. If approved by stockholders, the 1998 Stock Option Plan will enable the Company to continue to grant stock options to its almost 4,000 eligible employees. 1998 marks the 11th year this highly successful program has been in place for all employees who have been with the Company for at least one year as of each August. The 1998 Stock Option Plan provides for the grant of options to purchase up to an aggregate of 1,400,000 shares of Common Stock which represents less than one-third of the nearly 4.3 million shares the Company has repurchased since August 1996. The Board of Directors believes both the 1998 Directors' Stock Option Plan and the 1998 Stock Option Plan are in the best interests of the Company and its stockholders.

Additionally, you may find of interest that numerous members of our senior management team added substantially to their personal holdings in First Health during the First Quarter of 1998. Jim Smith, our President and CEO, personally increased his holdings by over 120,000 shares.

Any comments or questions you may have concerning the proposals described in the proxy statement are welcome and I would very much appreciate the opportunity to discuss them with you personally. Please feel free to call me at
(630) 241-7511.

On behalf of our Board of Directors and management of First Health Group Corp. thank you for your continued interest and support.

Sincerely,


Joseph E. Whitters
Chief Financial Officer

JEW:kad

Enclosures